Exhibit 10.1

December 22, 2010

Dr. David M. Goldenberg

Imunomedics, Inc.

300 American Road

Morris Plains, NJ 07950

Dear Dr. Goldenberg:

We would like to clarify certain terms of the Second Amended and Restated Employment Agreement, dated as of December 17, 2008 (the “Agreement”), between you and Immunomedics, Inc. (the “Company”), to reflect the parties’ original intent to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as follows. Capitalized terms used in this letter agreement that are not defined herein shall have the meaning set forth in the Agreement.

1. Timing of Severance Pay After Execution of a Release. Section 13(g) of the Agreement provides that as a condition to receiving any Severance Payments under Section 13 (other than Guaranteed Payments, which are not subject to this condition), the Company may require you to execute a written release of any and all claims against the Company and all related parties with respect to all matters arising out of your employment by the Company, or the termination thereof (the “Release”) in a form provided by the Company but acceptable to you. Section 13(g) further provides that the Company will not start making any Severance Payments under Section 13 (other than Guaranteed Payments) unless you sign the Release and do not revoke your consent to the Release within seven days after submitting it to the Company. In order to effectuate these provisions of Section 13(g), the Company hereby agrees that it will provide you with the form of release agreement on or within seven days after your separation from service and, to be entitled to any Severance Payments under Section 13 (other than Guaranteed Payments, which are not subject to this condition), you must execute, and not revoke, it during the minimum time period permitted by applicable law.

Subject to your execution and non-revocation of the Release, the Severance Payments (other than Guaranteed Payments) shall be paid or commence being paid, as specified in the Agreement, within 60 days after your separation from service but not earlier than the date on which the Release becomes effective and not in contravention of any delay required by Section 13(f). If, however, the period during which you have discretion to execute and/or revoke the Release straddles two calendar years, the Severance Payments (other than Guaranteed Payments) shall not be paid or commence being paid, as applicable, before the beginning of the second of the two calendar years, regardless of within which calendar year you actually deliver the executed Release to the Company. Consistent with Section 409A, you may not, directly or indirectly, designate the calendar year of payment. Nothing in this letter agreement shall be construed to alter the terms of the Agreement that condition your entitlement to any Severance

Tel. (973) 605-8200    •    Web:www.immunomedics.com    •    FAX (973) 605-8282

Payments upon your compliance with the restrictive covenants and any other terms and conditions specified in the Agreement.

2. No Other Changes. You agree that the terms and conditions of the Agreement, to the extent not modified hereby, will continue to apply as specified in the Agreement.

[Signatures follow.]

To indicate your acceptance of these updated terms and conditions of your employment, please sign and return one copy of this letter to me by no later than December 31, 2010.

Sincerely,

IMMUNOMEDICS, INC.

By:	/s/ Cynthia L. Sullivan
Name: Cynthia L. Sullivan
Title: President & CEO

Agreed to and; accepted:

/s/ Dr. David M. Goldenberg
Dr. David M. Goldenberg

Dated: Dec 22, 2010

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